Evidence of Signature Authority

Commercial register of canton St. Gallen

Company No.	Legal form	Registered	Struck off	Transfer CH-320.3.094.663-4 from: to:	1
CHE-259.132.013	**Limited or Corporation**	01.07.2022			

Valid inscriptions only

Ent	Ca	Registered name	Ref	Registered office
1		**Cimcap AG**	1	Rapperswil-Jona
1		(Cimcap SA) (Cimcap Ltd)		

Ent	Mo	Ca	Personal details	Role	Signing authority
1			Schmidheiny, Dr. Thomas, von Balgach und Arosa, in Jona (Rapperswil-Jona)	chairperson of the board	individual signing authority
1			Läber, Dr. Ilias, von Döttingen, in Oberwil-Lieli	member of the board	joint signing authority (any two to sign)
1			KPMG AG (CHE-255.496.640), in St. Gallen	auditor	
1			Burger, Sascha, von Freienwil, in Möriken AG (Möriken-Wildegg)		limited joint signing authority (any two to sign)
1			Reber, Christian, von Zürich, in Zürich		limited joint signing authority (any two to sign)